Exhibit 99.1

SOLERA NATIONAL BANCORP COMPLETES IPO

RAISES OVER $22 MILLION

Lakewood, CO — The Board of Directors of Solera National Bancorp, Inc., the parent company of Solera National Bank, announced that it has completed its Initial Public Offering (IPO) raising over $22 million.  Proceeds of the offering capitalized its new banking subsidiary, Solera National Bank, which is located at 319 S. Sheridan Boulevard in Lakewood, Colorado.  The bank commenced operations on September 10, 2007.

“We set out to raise a minimum of $20 million in capital to operate our new bank,” stated Paul M. Ferguson, President of Solera National Bancorp, Inc. and President and CEO of Solera National Bank.  “The overwhelming response to the IPO validates what the Organizers and management team considered to be a strong market opportunity.  The investing community has agreed and has responded.”

According to Ferguson, due to the overwhelming response to the Bank’s IPO, Solera National Bancorp, Inc. will continue to raise capital until December 31, 2007 or until it reaches a maximum capitalization of $28.8 million.

The Company currently has more than 700 shareholders, the large majority of which are from the Denver Metropolitan area.  The large, local shareholder base is a key element of its client acquisition strategy.  The bank intends to cultivate business “partners” who are both investors and customers.

“We are proud of our initial location in Lakewood and confident that our experienced staff will reinforce our ‘customer first’ culture here at Solera National Bank,” said Ferguson.  “We plan to make extensive use of technology to support our staff in providing the most efficient and effective banking services to our customers.  We invite all area residents and businesses who are looking for better service in their banking relationships to visit our branch and meet our team.”

Solera National Bank begins operations with a highly-experienced management team of bankers with a long history in the local market.

“We are pleased to have such a strong management team lead by Paul Ferguson along with Regional President & Senior Lending Officer, Mark Martinez, and Chief Financial Officer, Bob Fenton,” said James Perez Foster, Chairman of the

Board.  “Each member of our executive management team has at least 20 years of financial services experience and has intimate knowledge of our market.  We believe their knowledge and focus on personal service will generate substantial business opportunities.”

Solera National Bank will focus on loans to small and medium size businesses, professionals and consumers with a special emphasis on serving the growing number of Hispanic-owned businesses and Hispanic consumers in Colorado.

“Banks in Colorado have largely neglected the growing, Hispanic-owned business and consumer markets in Colorado and Solera National Bank will be positioned to meet their banking needs with personalized service and local decision making,” stated Ferguson.  Our local ownership and experienced management, as well as our understanding of the local community, will enable us to be more responsive to all of our customers.”

Solera National Bancorp, Inc. is a Bank Holding Company headquartered in Lakewood, Colorado.

www.solerabank.com

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This press release is not an offer to sell any shares of common stock. This press release contains forward-looking statements that involve assumptions and potential risks and uncertainties, which are made in a manner consistent with the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance and achievements of Solera National Bancorp, Inc. or Solera National Bank to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Specific factors include, but are not limited to, the ability to establish and grow Solera National Bank and the services it provides, the ability to successfully integrate new business lines and expand into new markets, competition in the marketplace and general economic conditions.  The information contained in this release should be read in conjunction with the consolidated financial statements and notes included in Solera National Bancorp’s most recent reports on Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods. Any projections in this release are based on limited information currently available to management, which is subject to change. Although any such projections and the factors influencing them will likely change, the bank will not necessarily update the information, since management will only provide guidance at certain points during the year. Such information speaks only as of the date of this release. Additional information on these and other factors that could affect our financial results are included in filings by Solera National Bancorp with the Securities and Exchange Commission.

Contact: Paul Ferguson (303-209-8600)